                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                CYPRESS Q4 97: $134.1 MILLION REVENUE, BREAKEVEN

SAN JOSE, CALIFORNIA, January 20, 1998...Cypress Semiconductor Corporation (NYSE:CY) today reported that revenue for the fourth quarter ended December 29, 1997, was $134.1 million, up 18.6% from the year-ago quarter's revenue of $113.1 million and down 8.2% from the prior quarter. For the full year, revenue was $544.4 million, up 3.0% from 1996 revenue of $528.4 million.

Diluted earnings for the fourth quarter were $0.00 per share, down from $0.02 per share from the year-ago quarter and down from the prior quarter's $0.08 per share. For the full year, diluted earnings were $0.21 per share, down from 1996's earnings of $0.62 per share.


                           Q4 1997 REVENUE SHORTFALL

Cypress's decline in sales in the fourth quarter is attributed partly to the shortfall in wafer-foundry revenue due to lower orders from our foundry customers, and to a shortfall in static RAM (SRAM) revenue due to a timing problem in shipping by the quarter-end cutoff. Cypress's three other divisions--Programmable Products, Data Communications, and Computer Products, which account for 51% of the company's sales, realized higher bookings. Increased sales in Data Communications and Computer Products partially offset the SRAM and foundry shortfalls.

The SRAM revenue shortfall is due to a timing problem in ramping up the production of SRAMs at Cypress's Round Rock, Texas, (Fab 2) wafer-fabrication plant, which produces non-volatile memories, programmable logic, and data communications products, but not SRAMs. Cypress's Bloomington, Minnesota, plants (Fabs 3 and 4) produced all Cypress SRAMs prior to Q4. Starting in the third quarter of 1997, Fabs 3 and 4 reached their maximum capacity, as SRAM unit demand surged to a record 37.5 million units, compared with only 29.4 million SRAMs in the fourth quarter of 1996. The growth in SRAMs to record unit volumes necessitated the installation and ramping of SRAM technology in a third plant, Texas Fab 2. The Texas fab is now producing SRAMs and Cypress is now producing SRAM chips at a rate higher than ever before. However, the rapid ramp of the new SRAM technology in the Texas facility was slightly delayed, causing us not to be able to ship some SRAM orders that were in backlog. Cypress expects to catch up on SRAM shipments during the first quarter of 1998 and to resume revenue growth in Q1.


                                 PROFIT IMPACT

The profit impact from the lost foundry business and product revenue shortfall, coupled with yield losses and inefficiencies attributable to the rapid ramp of the SRAM process technology in the Texas facility, caused the company to have an operating loss of $0.04 cents per share in the fourth quarter. The quarter, however, benefited from a favorable tax provision that resulted in net reported profit after tax of $108


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thousand. The tax benefit consists primarily of an R&D tax credit and a benefit from zero-tax operations in the Philippines. The 1997 effective tax rate was 23.4%, compared with 36.5% in 1996, and the company now estimates a tax rate of 31% in 1998.


                        SHIFT TO 0.35-MICRON TECHNOLOGY

Prior to Q4, Cypress produced 0.25-micron technology in its San Jose wafer fab, and 0.35- and 0.47-micron technologies in its Fab 4 Minnesota SRAM facility, but only 0.65- and 0.8-micron technologies in its Texas facility. Consequently, to meet our immediate SRAM unit needs, we ramped an older 0.57-micron SRAM process in Texas Fab 2 this quarter. In 1998, in order to continue to increase our SRAM capacity rapidly and profitably, Fab 2 will be upgraded to 0.35-micron technology in mid year.


                                 1998 EARNINGS

The slowdown in foundry business is likely to persist in 1998. All of our foundry wafers are manufactured in Fab 2, which is currently under capacity. As long as that situation persists, the foundry impact on profits will continue. We expect Fab 2 to ramp to full capacity by the end of 1998, allowing for the external foundry business to be replaced with internal production, thus eliminating the earnings shortfall.

Texas Fab 2 has just completed its manufacturing ramp of our 0.57-micron SRAM technology. That ramp is now being followed by ramp of our 0.47-micron technology, which in turn will be followed by a ramp of our 0.35 technology later in the year. We therefore expect the manufacturing inefficiencies associated with ramping new technologies rapidly in Fab 2 to continue for the first three quarters of 1998. The combined impact of the shortfall in foundry business, and the rapid ramping of new technologies in Fabs 2 and 3, will have an impact on earnings comparable to that of this quarter.


                                 REORGANIZATION

In addition to ramping our 0.35-micron technology in all of our fabs, we have taken several measures to improve profitability, both immediately in the first quarter and consistently throughout 1998:

o Exiting the Commodity EPROM Business. Our non-volatile memory division (approximately $40 million per year) has been redirected. The vice president of that division, Jeff Linden, has relocated to Seattle to take over our profitable and rapidly growing Computer Products Division. The former CPD division vice president, John Torode, also a former professor of computer science at UC Berkeley, has been promoted to chief technical officer with the specific challenge of expanding our most profitable businesses: data communications, clocks, PLDs, and USB microcontrollers. The residual EPROM business has been merged into our SRAM division--where we will continue to serve our EPROM customers in the future--but without the heavy costs of maintaining a product division. The design engineers from the EPROM group are now working on other projects with a higher return on investment.

o Exiting the Chipset Business. Three years ago, Cypress launched an effort to make "core logic," the system logic that connects components in a personal computer to the microprocessor. The value we intended to add in that arena was to merge the static RAM required by personal computers with the chipset core logic to create a more highly integrated and cost-effective solution. Our chipset was technically



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        successful, and it has been designed into multiple customer projects, but the basic architecture incorporating SRAMs into personal computers has been changed by Intel, limiting the commercial viability of our product. Furthermore, Intel has entered the chipset market, placing any future chipset efforts at a great disadvantage. We have therefore decided to exit the market and to cease shipments. The chipset business unit has been disbanded. Our Munich, Germany, motherboard verification center has been closed. The architects, memory engineers, system engineers, and designers who created the technically successful hyperCache(TM) chipset product have been transferred to the data communications group to help build that business.

o Shutting Down San Jose Assembly and Test Operations. In 1992, Cypress moved its 100%-American assembly-and-test operation offshore to Alphatec, a subcontractor in Bangkok, Thailand. We maintained a small test organization in San Jose to support new-product and last-minute shipments. In 1996, we opened our own offshore assembly and test plant in Manila, the Philippines. Given the high yields and short cycle times of our new Philippines plant, we no longer need to carry the financial burden of the small, but expensive, San Jose test plant. It was shut down this quarter.

o Contingency for Alphatec Bond Default. Recently, our Thai subcontract assembly and test house, Alphatec, experienced severe financial difficulties, partly due to the economic crisis in Thailand. Approximately 17% of Cypress's production passes through the Alphatec test area (which is managed by our people and uses our equipment). While Alphatec is a good manufacturing partner for Cypress, and while we are still confident that its reorganization plan will be successful, we have taken steps to guarantee that our production will be uninterrupted in the event that Alphatec becomes unstable. Toward that end, we have facilitized an entire new test floor in a separate facility in Bangkok. This facility is intended as a contingency measure only.

The reserves required to cover the cost of the reorganization outlined above have been taken by the company over time as we have identified the need. The human resource costs, equipment obsolescence costs, and inventory reserves caused by exiting the chipset and commodity EPROM businesses have all been managed to modest levels and recognized as period costs. The costs associated with setting up the contingency test floor in Bangkok have been absorbed by manufacturing over the last two quarters. Our inventories are conservatively valued and require no additional reserves at this time. Consequently, despite the disappointing shortfall in revenue and earnings this quarter due largely to an SRAM miscue, Cypress did not take special charges to earnings and remained profitable in 1997.


                         IMPACT OF ASIAN ECONOMIC CRISIS

The recent devaluation of most Asian currencies and the potential softening of demand in that region may have both favorable and unfavorable effects on Cypress. The bond default of our assembly and test subcontractor, Alphatec, is part of Cypress's Asian jeopardy. But, even that problem has a positive side:
The manufacturing costs at Alphatec, as well as those at our other subcontractors in Asia, and at our Manila plant, have dropped. On the revenue side, Cypress shipped 9% of its fourth quarter revenue to Japan. That business appears to be stable. Thirteen percent of Cypress's revenue shipped to other Asian sites. An analysis of that 13% of the business shows that half of it is shipped directly to Asian companies with Asian end customers. That portion of our shipments (6.5% of our total revenue) is subject to currency devaluation and potential demand correction. The other half of our Asian shipments is sent to the Asian subcontractors of North American and European companies. We expect that those companies will take the benefit of reduced manufacturing costs and that they will not be materially impacted by the




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Asian currency collapse because their end markets are mostly non-Asian. In summary, Cypress has a relatively small amount of its business in Asia, and the impacts of the recent economic crisis are mixed for us, not just negative.


                     DATA COMMUNICATIONS END-MARKET SLOWDOWN

Cypress's Data Communications Division grew from $19.9 million of revenue in the fourth quarter of 1995 to $26.2 million of revenue in the first quarter of 1997, the fastest growth of any Cypress division. In 1997, data communications sales leveled off with record quarterly revenues of $26-29 million, up more than 35% from 1996, but still showing the slowdown in the data communications industry noted by analysts. Nonetheless, Cypress's Data Communications Division grew this quarter, both relative to last quarter and also relative to the year-ago quarter, partly because of our entry into a new rapid-growth market segment: wireless.

As outlined in numerous Cypress reports, our new SRAM technologies produce six-transistor SRAM cells, which offer battery standby current that is 10 times lower than industry-standard four-transistor SRAM cells (which Cypress also manufactures). Most SRAMs shipped in the industry are of the four-transistor variety, while most of the six-transistor SRAMs shipped are slow SRAMs meant for consumer applications. Cypress is one of a few companies in the world that uses six-transistor SRAM technology to make very low-power SRAMs that are also fast. It is precisely that combination of high speed and low power that puts us squarely into the new wireless market for portable equipment such as cellular phones, which are using more fast SRAMs as they go digital. This wireless SRAM market is a new component of Cypress's growth, not influenced by fluctuations in our existing business. We also use the same technology in our newest FIFO (First In, First Out) memories, another integral component in data communications systems.

The combination of a mild weakness in our base data communications market, and a growing new wireless business, accounts for our growth in datacom.


                                  1998 OUTLOOK

Cypress recorded $146.6 million of total bookings for the fourth quarter of 1997, producing a book-to-bill ratio of 1.09. Cypress shipped 68.1 million units in the fourth quarter; the second highest unit shipment quarter in the company's history.

We believe that the product realignment and restructuring we have outlined in this release, even in light of the current mixed-market scenario, will lead to increased revenue and EPS performance for Cypress in 1998.


                              STOCK BUYBACK PROGRAM

The Cypress board of directors approved a 2-million-share stock buyback program on October 23, 1997. At the December 16, 1997 meeting, the board doubled the previously authorized program. As of January 20, 1998, the company has repurchased 515,800 shares and has entered into put option contracts to buy 4 million additional shares of Cypress stock at varying strike prices and maturity dates.

Cypress Semiconductor Corporation is an international supplier of high-performance integrated circuits with worldwide headquarters in San Jose, California. The company provides a broad range of products


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for leading computer, networking, and telecommunications companies worldwide.
The company's product line includes static RAMs, high-speed PROMs, and specialty memories; programmable logic devices (PLDs); data communications products; and timing devices and USB microcontrollers. Cypress shares are listed on the New York Stock Exchange under the symbol CY. The company has a site on the worldwide web at http://www.cypress.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cypress's business that are not historical facts are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market-acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to the MD&A (Management Discussion and Analysis of Financial Condition and Results of Operations) for a discussion of such risks in the most recent Cypress annual report on Form 10-K, the quarterly report on Form 10-Q and the convertible debenture offering memorandum.




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                        CYPRESS SEMICONDUCTOR CORPORATION

                           CONSOLIDATED BALANCE SHEET


                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                                 Dec 29,       Dec 30,
                                                                  1997          1996
                                                                --------      --------
ASSETS

Current assets:
     Cash and short-term investments                            $201,561      $ 93,786
     Accounts receivable                                          67,854        71,440
     Other receivables                                             6,522        11,971
     Inventories                                                  76,925        53,107
     Other current assets                                         45,218        51,108
                                                                --------      --------

     Total current assets                                        398,080       281,412

Property and equipment, net                                      442,661       437,566
Other assets (including long-term marketable securities of
  $42,146 at December 29, 1997)                                  115,529        75,069
                                                                --------      --------

     Total assets                                               $956,270      $794,047
                                                                ========      ========

                        CYPRESS SEMICONDUCTOR CORPORATION

                           CONSOLIDATED BALANCE SHEET


                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                            Dec 29,       Dec 30,
                                                             1997          1996
                                                           --------      --------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                       $60,857       $72,309
     Accrued liabilities                                     21,472        19,195
     Line of credit                                              --        49,000
     Deferred income on sales to distributors                 9,636        14,902
     Income taxes payable                                     1,088            --
                                                           --------      --------

       Total current liabilities                             93,053       155,406

Convertible subordinated note                               175,000        98,241
Other long-term debt                                          8,671         8,366
Deferred income taxes                                        36,070        21,288
                                                           --------      --------
       Total liabilities                                    312,794       283,301

Commitments and contingencies
Stockholders' equity:
     Preferred stock, $.01 par value, 5,000,000                  --            --
       shares authorized; none issued and outstanding
     Common stock, $.01 par value, 250,000,000
       shares authorized; 101,460,000 and 91,358,000
       issued; 90,684,000 and 81,098,000 outstanding        309,566       195,255
     Retained earnings                                      333,910       315,491
                                                           --------      --------

       Total stockholders' equity                           643,476       510,746
                                                           --------      --------

       Total liabilities and stockholders' equity          $956,270      $794,047
                                                           ========      ========

                        CYPRESS SEMICONDUCTOR CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA )


                                                THREE MONTHS ENDED                             YEARS ENDED
                                                    (UNAUDITED)                                (UNAUDITED)
                                       -------------------------------------------    ----------------------------
                                          Dec 29,         Dec 30,         Sep 29,         Dec 29,        Dec 30,
                                           1997            1996            1997            1997           1996
                                         --------        --------        --------        --------       ---------
Revenues                                 $134,134        $113,103        $146,081        $544,356        $528,385

Costs and expenses:

     Costs of revenues                     94,538          75,223          93,345         356,919         305,174
     Research and development              23,833          21,103          24,560          93,842          84,334
     Marketing, general and
       administrative                      19,606          15,661          18,977          75,282          64,301
     Restructuring and other non-
       recurring benefits                      --              --              --              --          (7,018)
                                         --------        --------        --------        --------       ---------

       Total operating costs              137,977         111,987         136,882         526,043         446,791
                                         --------        --------        --------        --------       ---------

Operating Income (loss)                    (3,843)          1,116           9,199          18,313          81,594

Interest expense                           (3,154)         (2,149)           (948)         (7,197)         (6,895)
Interest income and other                   3,095           3,089           2,756          12,916           8,806
                                         --------        --------        --------        --------       ---------

Income (loss) before income tax            (3,902)          2,056          11,007          24,032          83,505
                                         --------       ---------       ---------       ---------       ---------

Benefit (Provision) for income tax          4,010            (752)         (3,797)         (5,613)        (30,476)
                                         --------        --------        --------        --------       ---------

Net income                              $     108       $   1,304       $   7,210       $  18,419       $  53,029
                                        =========       =========       =========       =========       =========

Net income per share:

Basic                                   $    0.00       $    0.02       $    0.08       $    0.21       $    0.66
Diluted                                      0.00            0.02            0.08            0.21            0.62

Weighted average shares of
  common stock and common
  stock equivalents:

Basic                                      90,890          80,821          90,054          87,888          80,241
Diluted                                    93,923          92,865          96,084          94,648          91,604